Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Londax, Corp.

We consent to the use in the Form 10-K Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of our report dated September 1, 2025, of the financial statements of Londax, Corp. as of May 31, 2025 and 2024, for the years ended May 31, 2025 and 2024. The report for Londax, Corp. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Boladale lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

September 1, 2025